EXHIBIT 3.1


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                         GREEN BAY FINANCIAL CORPORATION

                                 TO BE KNOWN AS

                            NICOLET BANKSHARES, INC.


                                   I.  PURPOSE

     The Corporation is organized under the Wisconsin Business Corporation Law. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Wisconsin Business Corporation Law. The following amended and restated articles of incorporation supercede and take the place of the existing articles of incorporation and any amendments thereto.


                                    II.  NAME

     The name of the Corporation is Nicolet Bankshares, Inc.


                               III.  CAPITAL STOCK

          (1) AUTHORIZED CAPITAL. The Corporation is authorized to issue thirty
              ------------------
     million (30,000,000) shares of Common Stock, $.01 par value.

          (2) RIGHTS OF COMMON STOCK. The rights and preferences of shares of
              ----------------------
     Common Stock are as follows:

               (a) VOTING. Except in the election of directors, as provided in
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          Article 7 of these Articles, each share of Common Stock shall be entitled to one vote on all matters to be voted on by shareholders.

               (b) DIVIDENDS. The Board of Directors, in its discretion, may
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          declare and authorize payment of cash dividends on the Common Stock at such times as it deems appropriate. The Corporation may issue any type of share dividend.

               (c) OTHER. The Board of Directors may, from time to time, prior
                   -----
          to the issuance of shares, establish a series of Common Stock, having such preferences and rights as it may deem reasonably necessary to achieve or facilitate the accomplishment of lawful corporate business or financial objectives, and may


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          take such other action as allowed in Wis. Stat. Sec. 180.0602(1) as amended from time to time.


                           IV.  NO PRE-EMPTIVE RIGHTS

     No holders of any stock of the Corporation shall have any pre-emptive or other subscription, purchase or conversion rights of any kind, nature or description whatsoever with respect to any unissued stock or of an additional stock issued by reason of any increase of the authorized capital stock of this Corporation, or bonds, certificates or indebtedness, debentures or other securities whether or not convertible into stock of the Corporation.


                   V.  REGISTERED OFFICE AND REGISTERED AGENT

     The address of the Corporation's registered office in the State of Wisconsin is 110 South Washington Street, Green Bay, Brown County, Wisconsin 54301. The name of its registered agent at such address is Michael E. Daniels.


                                VI.  INCORPORATOR

     The name and mailing address of the incorporator is as follows:

     NAME                   MAILING ADDRESS
     ----                   ---------------

     Kathryn L. Knudson     Powell, Goldstein, Frazer & Murphy LLP
                            191 Peachtree Street, NE, 16th Floor
                            Atlanta, GA  30303

     This document was not drafted in Wisconsin.


                                 VII.  DIRECTORS

          (1) INITIAL BOARD OF DIRECTORS. The initial Board of Directors shall
              --------------------------
     consist of two members who shall be and whose addresses are as follows:

     NAME                   MAILING ADDRESS
     ----                   ---------------

     Robert B. Atwell       3225 Delahaut Street
                            Green Bay, Wisconsin 54301

     Michael E. Daniels     2421 Wandering Springs Circle
                            Green Bay, Wisconsin 54311


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          (2) NUMBER AND TENURE OF DIRECTORS. The board of directors of the
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     Corporation shall consist of not less than two nor more than twenty-five persons, the exact number to be fixed and determined from time to time by resolution of a majority of the full board of directors then in office. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be duly elected and qualified.

          (3) ELECTION OF DIRECTORS. In all elections of directors, the number
              ---------------------
     of votes each common shareholder may cast will be determined by multiplying the number of shares he or she owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder.


                                 VIII.  DURATION

     The Corporation shall have perpetual existence.


                                  IX.  MERGERS

     (a) Any merger or share exchange of the Corporation with or into any other corporation, or any sale, lease, exchange or other disposition of substantially all of the assets of the Corporation to any other corporation, person or other entity, the approval of the transaction shall require either:

          (i) the affirmative vote of two-thirds (2/3) of the directors of the Corporation then in office and the affirmative vote of a majority of the issued and outstanding shares of the corporation entitled to vote; or

          (ii) the affirmative vote of a majority of the directors of the Corporation then in office and the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote.


                               X.  CONSTITUENCIES

     The Board of Directors, when evaluating any offer of another party to do any of the following:

          (1) make a tender offer or exchange offer for any equity security of the Corporation;

          (2) merge, effect a share exchange or otherwise combine the Corporation with any other corporation; or


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          (3) purchase or otherwise acquire all or substantially all of the assets of the Corporation;

shall, in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation: (a) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of the Corporation and its subsidiaries, and on the communities within which the Corporation and its subsidiaries operate (it being understood that any subsidiary bank of the Corporation is charged with providing support to and being involved in the communities it serves); and (b) the consideration being offered by the other party in relation to the then-current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors' then-estimate of the future value of the Corporation as an independent entity.




                            (Signatures on Next Page)


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     The undersigned has executed these Amended and Restated Articles of
Incorporation this 19th day of February, 2002.



                                          GREEN BAY FINANCIAL CORPORATION



                                          By:  /s/  Robert B. Atwell
                                             ----------------------------
                                               Robert  B.  Atwell
                                               President


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